EXHIBIT 4.1

ELDORADO GOLD CORPORATION
RESTRICTED SHARE UNIT PLAN

for Designated Participants
amended and restated as of February 20, 2014

1.	Purpose of the Plan

1.1	The purposes of the Plan are to:

(a)	promote the alignment of interests between Designated Participants and the shareholders of the Company;

(b)	assist the Company in attracting, retaining and motivating employees and officers of the Company and of its related entities; and

(c)	provide a compensation system for Designated Participants that is reflective of the responsibility, commitment and risk accompanying their management role over the medium term.

2.	Definitions

2.1	For the purposes of the Plan, the following terms have the respective meanings set forth below:

(a)	“Black-Out Period” means that period during which a trading black-out period is imposed by the Company to restrict trades in the Company’s securities by a Designated Participant;

(b)	“Board” means the board of directors of the Company;

(c)	“Business Combination” has the meaning ascribed to that term in Subsection 9.7;

(d)	“Cause” means any act, which at common law in the applicable jurisdiction, would be considered cause for dismissal without the obligation to provide notice or pay in lieu of notice;

(e)	“Change of Control” means:

(i)
an acquisition of 40% or more of the voting rights attached to all outstanding voting shares of the Company by a person or combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, or by virtue of a related series of such events, and whether by transfer of existing shares or by issuance of shares from treasury or both; or

(ii)
the amalgamation, consolidation or combination of the Company with, or merger of the Company into, any other person, whether by way of amalgamation, arrangement or otherwise, unless (1) the Company is the surviving person or the person formed by such amalgamation, consolidation or combination, or into which the Company has merged, is a corporation and (2) immediately after giving effect to such transaction at least 60% of the voting rights attached to all outstanding voting shares of the Company or the corporation resulting from such amalgamation, consolidation or combination, or into which the Company is merged, as the case may be are owned by persons who held the voting rights attached to all outstanding voting shares of the Company immediately before giving effect to such transaction; or

(iii)
the direct or indirect transfer, conveyance, sale, lease or other disposition, by virtue of a single event or a related series of such events, of 90% or more of the assets of the Company based on gross fair market value to any person unless (1) such disposition is to a corporation and (2) immediately after giving effect to such disposition, at least 60% of the voting rights attached to all outstanding voting shares of such corporation are owned by the Company or its related entities or by persons who held the voting rights attached to all outstanding voting shares of the Company immediately before giving effect to such disposition; or

(iv)
individuals who are elected by the shareholders to the Board at the beginning of any one year term to constitute the directors of the Company cease for any reason in such year to constitute at least 50% of the Board;

(f)	“Company” means Eldorado Gold Corporation;

(g)	“Compensation Committee” means the compensation committee of the Board and if there is none, means the full Board;

(h)	“Designated Participant” means such employees or officers of the Company or a related entity of the Company as the Board may designate from time to time as eligible to participate in the Plan;

(i)
“Disability” means a physical or mental incapacity of a nature which the Board determines prevents or would prevent the Designated Participant from satisfactorily performing the substantial and material duties of his or her position with the Company or the related entity of the Company, as the case may be;

(j)
“Distributions” means dividends or other distributions or proceeds received by the Trustee on the account of the Shares held in trust by the Trustee for the RSU Plan, and includes proceeds raised by the Trustee on any sale of rights issued in connection with a rights offering by the Company;

(k)	“Exchange” means, if the Shares are listed on the TSX, the TSX and, if the Shares are not listed on the TSX, any other principal exchange upon which the Shares are listed;

(l)	“Grant Date” has the meaning ascribed thereto in Subsection 5.1;

(m)
“Market Value” of a Restricted Share Unit or a Share means, on any given date, the closing price per share of the Shares on the Exchange on the Trading Day immediately preceding the relevant date and if there was no closing price on the Exchange on such date, then the last closing price prior thereto, provided that if the Shares are suspended from trading or have not traded on the Exchange for an extended period of time, then the market value will be the fair market value of a Share as determined by the Board in its sole discretion;

(n)	“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions;

(o)	“Plan” or “RSU Plan” means this Restricted Share Unit Plan of the Company as set forth herein as the same may be amended and/or restated from time to time;

(p)
“Redemption Date” means, subject to Subsection 7.3, in respect of an RSU, the earlier of the last day of the Restricted Period applicable to the RSU and the date of termination of employment or engagement of the holder of the RSU, provided that for U.S. Designated Participants Redemption Date shall have the meaning set forth in Subsection 7.7 hereof;

(q)	“Redemption Notice” means a notice of redemption substantially in the form of Schedule B – Redemption Notice;

(r)	“Regulators” has the meaning ascribed thereto in Subsection 10.1;

(s)	“related entity” has the meaning ascribed to that term in Section 2.22 of NI 45-106;

(t)
“Restricted Period” means a period as specified by the Board in accordance with Subsection 5.1 after the expiration of which and subject to the terms herein, a Designated Participant may be or becomes entitled to receive Shares and/or amount payable on account of the redemption of Restricted Share Units;

(u)	“Restricted Share Unit Account” has the meaning ascribed thereto in Subsection 6.1;

(v)
“Restricted Share Units” or “RSUs” means a bookkeeping entry, denominated in Shares (on a one for one basis), credited to the Restricted Share Unit Account of a Designated Participant in accordance with the provisions hereof;

(w)	“RSU Agreement” has the meaning ascribed thereto in Subsection 5.3;

(x)	“Share” means, subject to Section 9 hereof, a Common share without par value in the capital of the Company;

(y)	“Take-Over Bid” has the meaning ascribed to that term in Subsection 9.6;

(z)
“Trading Day” means any day on which the Exchange is open for trading of Shares provided that if the Shares are no longer listed on any stock exchange, means any day which is a business day in British Columbia;

(aa)	“Trust” means the trust established in respect of this Plan under the terms of a trust agreement between the Trustee and the Company;

(bb)
“Trustee” means a qualified trust company designated by the Board to administer the acquisition of Shares in the open market for the purposes of the Plan and to hold Shares purchased in connection with the Plan in trust for the purposes of the Plan; and

(cc)	“TSX” means the Toronto Stock Exchange;

(dd)
“U.S. Designated Participant” means any Designated Participant subject to tax under the United States Internal Revenue Code of 1986 in respect of compensation from the Company or its related entity; and

(ee)	“Vested RSU” has the meaning ascribed to that term in Subsection 7.1.

2.2
Unless otherwise agreed to in writing by the Board, a reference in respect of employment or engagement of employees or officers to “termination”, “termination date”, “date of termination” or similar terms herein is deemed to be the day that is the last day of active employment or engagement with the Company or its related entity, as the case may be, regardless of any salary continuance or notice period required under applicable law or the reason for termination of employment or engagement (whether with or without cause or with or without notice).

2.3	Unless otherwise indicated, all dollar amounts referred to in this RSU Plan are in Canadian funds.

2.4	As used in this Plan,

(a)	unless the context otherwise requires, words importing the masculine gender shall include the feminine and neuter genders, and words importing the singular shall include the plural and vice versa;

(b)
unless the context otherwise requires, the expressions “herein”, “hereto”, “hereof”,” hereunder” or other similar terms refer to the Plan as a whole, together with the schedules, and references to a Section, Subsection, paragraph or Schedule by number or letter or both refer to the Section, Subsection, paragraph or Schedule, respectively, bearing that designation in the Plan; and

(c)	the term “include” (or words of similar import) is not limiting whether or not non-limiting language (such as “without limitation” or words of similar import) is used with reference thereto.

3.	Administration of the Plan

3.1	The Plan shall be administered by the Compensation Committee.

3.2	The Chief Executive Officer of the Company or the Chairman of the Board shall periodically make recommendations to the Compensation Committee as to the grant of RSUs.

3.3	The Compensation Committee shall, periodically, after considering the recommendations of the Chief Executive Officer and the Chairman, make recommendations to the Board as to the grant of RSUs.

3.4
In addition to the powers granted to the Board under the Plan and subject to the terms of the Plan, the Board shall have full and complete authority to grant RSUs, to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable.  Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.

3.5	The Board shall appoint a Trustee:

(a)	to administer the acquisition of Shares in the open market for the purposes of the Plan;

(b)	subject to the terms of the Plan, to hold the Shares acquired in the market in trust for the Designated Participants entitled to redeem RSUs in accordance with the terms of the Plan;

(c)
subject to the terms of the Plan, to hold in trust for, or in respect of Vested RSUs, pay to, Designated Participants the Distributions received in respect of the Shares referred to in paragraph 3.5(b) in accordance with the terms of the Plan;

(d)
upon direction of the Company, deliver Shares and/or a cash payment to Designated Participants entitled to redemption of Vested RSUs in accordance with and subject to the terms of the Plan, pursuant to the terms of the Plan;

(e)
to record and provide to the Company all necessary information to permit the Company to attend to all income tax, social security contributions withholding and other source deductions and reporting requirements in respect of the Plan and the Designated Participants, under applicable income tax legislation social security legislation, or any income source deduction legislation;

(f)	upon direction of the Company, attend to the timely filing of a T3 tax return and other applicable tax returns for the Trust for each calendar year for which such filing is required and to the payment, when due, of all taxes payable under such returns, and attend to such other tax compliance steps within its power as may be requested by the Company; and

(g)
such other duties in respect of the administration of the Plan as deemed appropriate or desirable by the Compensation Committee and as set out in a trust agreement approved by the Compensation Committee.

3.6	The Board may authorize one or more officers of the Company to execute and deliver and to receive documents on behalf of the Company.

4.	Shares Subject to the Plan

4.1	The maximum number of Shares which may be delivered under the Plan shall not exceed 5,000,000 Shares, subject to adjustment as provided in Section 9.

4.2
The Shares that may be delivered pursuant to the Plan may be acquired subsequently to or in anticipation of a redemption hereunder in the open market to satisfy the redemption requirements under the Plan.

4.3
The Board will cause and fund the Trustee to arrange for the purchase of a sufficient number of Shares to satisfy the redemption of outstanding RSUs granted under the Plan. Any Shares acquired in excess of the number of Shares required to satisfy redemptions, including without limitation any Shares that become excess Shares upon cancellation of an RSU as provided herein shall remain in trust until the Plan is terminated and, upon termination of the Plan, such Shares shall be returned to treasury for cancellation.  For greater certainty, no Shares or any Distributions or any interest thereon will be transferred by the Trustee to the Company or a related entity of the Company.  Subject to Subsections 7.5 and 7.6, unless and until the RSU granted to a Designated Participant vests and  is redeemed in accordance with the terms herein, the Designated Participant does not have any right, title or interest in any Shares held by the Trustee or any proceeds in respect thereof.

5.	Grants of RSUs

5.1
Subject to the provisions of the Plan, the Board shall have the right to grant, in its sole discretion and from time to time, to any Designated Participants RSUs as a discretionary grant in consideration of services to the Company with such terms and conditions as the Board may determine.  The Board shall also determine, in its sole discretion, in connection with each grant of RSUs:

(a)	the date on which such RSUs are to be granted (the “Grant Date”);

(b)	the number of RSUs to be granted;

(c)	the terms under which an RSU shall vest;

(d)
the Restricted Period, provided that the Restricted Period with respect to a grant of RSUs shall not exceed that period commencing on January 1 coincident with or immediately preceding the grant and ending on November 30 of the third year following the calendar year in which such RSUs were granted; and

(e)	any other terms and conditions (which need not be identical) of all RSUs covered by any grant.

5.2	If the RSUs are inadvertently granted during a Black-Out Period, then the Grant Date shall be deemed to be the first Trading Day following the end of the Black-Out Period.

5.3
Upon the grant of an RSU, the Designated Participant and the Company shall enter into an RSU agreement (“RSU Agreement”) in a form set out in Schedule A or in such other form as approved by the Board, which shall set out the name of the Designated Participant, the number of RSUs, the Restricted Period, the vesting terms, the Grant Date, and such other terms and conditions as the Board may deem appropriate.

5.4
An RSU is personal to the Designated Participant and is non-assignable and non-transferable other than by will or by the laws governing the devolution of property in the event of death of the Designated Participant.

6.	Accounts

6.1
An account, to be known as a “Restricted Share Unit Account”, shall be maintained by or on behalf of the Company for each Designated Participant and shall be credited with such number of RSUs as are granted to a Designated Participant from time to time.  Each Designated Participant’s Restricted Share Unit Account shall indicate the number of RSUs which have been credited to such account from time to time together with the Restricted Period, vesting terms and, if applicable, any accumulated Distributions or other rights applicable to such RSU as expressly provided for herein.

6.2
RSUs that have not vested in accordance with the Plan prior to the earlier of the last day of the Restricted Period and the date the relevant termination event referred to in Section 8 occurred, or that are redeemed in accordance with the Plan, shall be cancelled and a notation to such effect shall be recorded in the Designated Participant’s Restricted Share Unit Account and the Designated Participant will have no further right, title or interest in such RSUs and, for greater certainty, in any related payment (cash or Share) or other right, including any right to Distributions, except in the case of Vested RSUs that have been redeemed but the payment has not been paid to the Designated Participant, the right to receive the payment applicable to the redeemed Vested RSU less any amounts that may be withheld or deducted hereunder.

7.	Vesting, Redemption and Payment of Restricted Share Units

7.1
Unless otherwise specified by the Board, subject to the remaining provisions of this Section 7, RSUs granted to a Designated Participant shall vest in accordance with the time vesting schedule established by the Board at the time of the grant or on the achievement of performance vesting targets as determined by the Board in its sole discretion and in each case as set out in the Designated Participant's RSU Agreement.  RSUs may not be redeemed until the required time period or periods have elapsed or the performance targets have been met as determined by the Board in its sole discretion, as the case may be.  Except where the context requires otherwise, each RSU which is vested pursuant to this Section 7, Subsection 8.5 or as a result of action by the Board to accelerate the vesting time period or waive the vesting terms pursuant to its authority under Subsections 8.4, 9.6 or 9.7 shall be referred to herein as a “Vested RSU”.

7.2
Unless previously redeemed in accordance with Subsection 7.3, subject to Subsection 11.1, all Vested RSUs shall be redeemed by the Company on the Redemption Date of the Vested RSU and subject to the remaining provisions of this Section 7 (including any withholding requirements) and Section 8, each Designated Participant shall receive, with respect to all RSUs that are Vested RSUs, at the election of the Board in its sole discretion:

(a)	a cash payment equal to the Market Value of such Vested RSUs as of the Redemption Date; or

(b)	such number of Shares delivered by the Trustee, as are equal to the number of such Vested RSUs; or

(c)	any combination of the foregoing, such that the cash payment plus such number of Shares delivered by the Trustee, have a value equal to the Market Value of such Vested RSUs as of the Redemption Date;

in each case as soon as practicable following the Redemption Date, and in any event, for non-US Designated Participants, no later than December 31 of the third calendar year following the calendar year in which the RSUs were granted, and for US Designated Participants, no later than 30 days following the Redemption Date.

7.3
Provided that the RSU has vested, a Designated Participant may elect early redemption of a Vested RSU by filing a Redemption Notice with the Corporate Secretary specifying the Redemption Date, which shall not be less than 10 days after the date the Redemption Notice is received by the Company, but may not be later than the earlier of the last day of the Restricted Period applicable to the Vested RSU and the date of termination of employment or engagement of the holder of the Vested RSU, which Redemption Notice acknowledges that such Vested RSUs are to be redeemed.  A Redemption Notice shall apply to all Vested RSUs held by the Designated Participant at the time it is filed and Subsection 7.2 shall apply mutatis mutandis.

7.4
The Company shall not be required to deliver fractional Shares on account of the redemption of RSUs.  If any fractional interest in a Share would, except for this provision, be deliverable on account of the redemption of RSUs, such fractional interest shall be rounded down to the next whole number of such Shares.

7.5
Upon the redemption of any Vested RSU, a Designated Participant shall be entitled to be paid and shall be paid as soon as practicable following redemption, a pro rata share of any Distributions that have been paid to the Trustee on account of the Shares held by the

Trustee in respect of the Vested RSUs being redeemed and that have not previously been distributed to the Designated Participant, less any withholding taxes, social security contributions and other source deductions applicable thereon and less the pro rata portion of any taxes paid by the Trustee in respect of such Distributions.  For greater certainty, the Distributions on a Vested RSU to which a Designated Participant is entitled under and subject to this Subsection will be the Distributions that are paid to the Trustee on the Share which was acquired for and is represented by the Vested RSU being redeemed for the period commencing on the date of the grant of the Vested RSU to the Designated Participant and ending on the redemption of the Vested RSU of the Designated Participant.

7.6
Once an RSU becomes vested, a Designated Participant shall be entitled to be paid a pro rata share of any Distributions that have been paid to the Trustee on Shares held by the Trustee in respect of the Vested RSUs of the Designated Participant and that have not been previously distributed to the Designated Participant, less any withholding taxes, social security contributions and other source deductions applicable thereon and less the pro rata portion of any taxes paid by the Trustee in respect of the Distributions. For greater certainty, the Distributions on a Vested RSU to which a Designated Participant is entitled under and subject to this Subsection will be the Distributions that are paid to the Trustee on the Share which was acquired for and is represented by the RSU that has vested for the period commencing on the date of the grant of the Vested RSU to the Designated Participant and ending on the redemption of the Vested RSU of the Designated Participant.  Payments required to be made under this Subsection shall be made as soon as practicable and in any event not later than the end of the calendar year during which the Designated Participant payment entitlement arises under this Subsection.

7.7
The Redemption Date for RSUs held by U.S. Designated Participants shall be the date on which such RSUs become Vested RSUs, provided that the Redemption Date shall not be later than the earlier of the last day of the Restricted Period and the date of termination of employment or engagement.  Notwithstanding anything to the contrary in Sections 7.5 and 7.6, for U.S. Designated Participants the payment of Distributions with respect to Vested RSUs will occur at the time of the payment on redemption of the Vested RSUs but in any event not later than the end of the calendar year in which the Redemption Date occurs. Subsection 7.3 shall not apply to RSUs held by U.S. Designated Participants.

8.	Termination of Employment and Engagement

8.1
Any Designated Participant whose employment or engagement with the Company or its related entity is terminated for any reason whatsoever including resignation, retirement or Disability, but excluding termination in the circumstances described in Subsections 8.2 and 8.3, shall be entitled to have any outstanding RSUs of the Designated Participant redeemed on the Redemption Date applicable to the RSUs to the extent such RSUs had vested on the termination date and had not yet been redeemed and the redemption amount paid to the Designated Participant in accordance with the terms herein.

8.2
In the event of the death of a Designated Participant, either while in the employment or engagement of the Company, the Designated Participant’s estate shall be entitled to have any outstanding RSUs of the Designated Participant redeemed on the Redemption Date applicable to the RSUs to the extent such RSUs had vested on the date of the Designated Participant’s death and had not yet been redeemed and the redemption amount paid to the Designated Participant’s estate in accordance with the terms herein.  The Designated Participant’s estate shall include only the executors or administrators of such estate and persons who have acquired the right to redeem such Vested RSUs directly from the Designated Participant by bequest or inheritance.

8.3
Notwithstanding any other provision herein, in the event a Designated Participant’s employment or engagement is terminated for Cause, unless the Board, in its sole discretion, determines otherwise, all outstanding RSUs, whether or not vested, and any and all rights to a payment with respect to such outstanding RSUs, including all rights to payment of any Distributions hereunder, shall be forfeited and cancelled effective as of the termination date.  Any Distributions relinquished and cancelled under this Subsection less the pro rata portion of any taxes paid by the Trustee in respect of such Distributions shall be paid to a charity registered under the Income Tax Act (Canada) as the Company directs.

8.4
Except as otherwise determined by the Board and following a termination of employment or engagement, as the case may be, all rights with respect to RSUs that are not vested as of the termination date, and any and all rights to a payment with respect to such outstanding RSUs, including all rights to payment of any Distribution hereunder, are relinquished and cancelled.  The Board may in its sole discretion accelerate the vesting time period, or otherwise waive the vesting terms.  Any Distributions relinquished and cancelled under this Subsection less the pro rata portion of any taxes paid by the Trustee in respect of such Distributions shall be paid to a charity registered under the Income Tax Act (Canada) as the Company directs.

8.5	Notwithstanding Subsection 8.4, above, where any Designated Participant’s employment or engagement with the Company or its related entity is terminated:

(a)	by the Company or its related entity, for any reason other than for Cause, at any time in the 12 months following a Change of Control of the Company, or

(b)
by the Designated Participant, if the Company or its related entity makes a material adverse change in the location, salary, duties or responsibilities assigned to the Designated Participant, at any time in the 12 months following a Change of Control of the Company and the Designated Participant has provided notice in writing to the Company within 30 days of such material adverse change to terminate employment, engagement or directorship, then any outstanding RSUs that have not yet vested on the date of termination shall be deemed to have vested on such date.

9.	Adjustment on Alteration of Share Capital

9.1
In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, then the number of Shares equal to an RSU shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Board in its sole discretion and such adjustment shall be binding for all purposes.

9.2
In the event of a change to the Company’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

9.3
Unless the Board otherwise determines in good faith, if the Company amalgamates, consolidates or combines with or merges with or into another body corporate, whether by way of amalgamation, arrangement or otherwise (the right to do so being hereby expressly reserved), then the obligation to deliver a Share pursuant to the redemption of a RSU under Subsection 7.2 may be satisfied by the delivery of the securities, property and/or cash which the Designated Participant would have received upon such amalgamation, consolidation, combination or merger if the Designated Participant’s RSU was redeemed immediately prior to the effective date of such amalgamation, consolidation, combination or merger.

9.4
Unless the Board otherwise determines in good faith, if the Company amalgamates, consolidates or combines with or merges with or into another body corporate, whether by way of amalgamation, arrangement  or otherwise (the right to do so being hereby expressly reserved) or a successful take-over bid is made for all or substantially all of the Shares, then for the purposes of determining the cash payment to be made to a Designated Participant on the redemption of a RSU under Subsection 7.2, the cash payment shall be equal to the fair market value on the Redemption Date of the securities, property and/or cash which the Designated Participant would have received upon such amalgamation, consolidation, combination or merger if the Designated Participant’s RSU was redeemed immediately prior to the effective date of such amalgamation, consolidation, combination or merger or take-over, as determined in good faith by the Board in its sole discretion and such determination shall be binding for all purposes of the Plan.

9.5
In the event of any other change affecting the Shares, then if deemed necessary or equitable by the Board in its sole discretion to properly reflect such change, an adjustment may be made which shall be binding for all purposes of the Plan.

9.6
If, at any time when an RSU granted under the Plan has not been redeemed, an offer (“Take-Over Bid”) to purchase all or substantially all of the Shares of the Company is made by a third party by means of a take-over bid circular, the Company shall use its best efforts to bring such offer to the attention of the Designated Participant as soon as practicable and the Board may, in a fair and equitable manner, in its sole discretion, require the acceleration of the time for the vesting or redemption of the RSU granted under the Plan and of the time for or waiver of the fulfillment of any conditions or restrictions on such redemption (including without limitation, vesting requirements).

9.7
Notwithstanding any other provision herein, if because of a proposed merger, amalgamation, compulsory acquisition or other corporate arrangement or reorganization, the exchange or replacement of Shares in the Company for securities, property or cash in or from another company is imminent (“Business Combination”), the Board may, in a fair and equitable manner in its sole discretion, determine the manner in which all outstanding RSUs shall be treated including, for example, requiring the acceleration of the time for vesting and redemption of the RSU by the Designated Participant and of the time for or waiver of the fulfillment of any conditions or restrictions on such redemption (including without limitation, vesting requirements) or providing that any Share which would be receivable by a Designated Participant in respect of a redemption of an RSU prior to the effective time of the Business Combination be replaced with the securities, property or cash which the Designated Participant would have received if the Designated Participant had redeemed his or her RSU immediately prior to the effective time of the Business Combination and received Shares, and make any adjustment as may be deemed necessary or equitable by the Board in its sole discretion (including consideration of tax law implications).  All determinations of the Board under this Subsection shall be binding for all purposes of the Plan.

9.8
In order to permit Designated Participants to participate in a proposed Take-Over Bid or a proposed Business Combination that could result in a Change of Control, the Board may in its sole discretion make appropriate provisions for the redemption of RSUs (whether vested or not) conditional upon the Shares resulting therefrom being taken up and paid for under the Take-Over Bid or the completion of the Business Combination, as applicable.

9.9
No adjustment provided in this Section 9 shall require the Company to deliver a fractional RSU or Share or cash payment in lieu thereof and the total adjustment with respect to each RSU or Share shall be limited accordingly.

10.	Regulatory Approval

10.1
Notwithstanding any of the provisions contained in the Plan, Designated Participant’s RSU Agreement or any term of an RSU, the Company’s obligations hereunder including obligations to grant RSUs, deliver Shares hereunder or make payments to a Designated Participant hereunder shall be subject to:

(a)
compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities, including without limitation, any stock exchange on which the Shares are listed (“Regulators”); and

(b)
receipt from the Designated Participant of such covenants, agreements, representations and undertakings, including as to future dealings in such RSUs, as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

If the Board determines that compliance with all applicable laws, regulations, rules, orders referenced above (including a consideration of tax law implications) require changes to the terms of an RSU, such change shall be determined in good faith by the Board in its sole discretion.

10.2
Notwithstanding any provisions in the Plan, Designated Participant’s RSU Agreement or any term of an RSU, if any amendment, modification or termination to the provisions hereof or any RSU made pursuant hereto are required by any Regulator, a stock exchange or a market as a condition of approval to a distribution to the public of any Shares or to obtain or maintain a listing or quotation of any Shares, the Board is authorized to make such amendments as determined appropriate and in good faith by the Board (including consideration of tax law implications) and thereupon the terms of the Plan, Designated Participant’s RSU Agreement and any RSUs, shall be deemed to be amended accordingly without requiring the consent or agreement of any Designated Participant or holder of an RSU.

11.	Miscellaneous

11.1
If a Restricted Share Unit is to be redeemed during, or within two Trading Days after, a Black-Out Period imposed by the Company, then, notwithstanding any other provision of the Plan, the Restricted Share Unit shall be redeemed two Trading Days after the Black-Out Period is lifted by the Company.

11.2
The Plan shall not confer upon any Designated Participant any right with respect to a continuation of employment with or engagement by, the Company or a related entity of the Company nor shall it interfere in any way with the right of the Company or the related entity to terminate any Designated Participant’s employment or engagement at any time.

11.3	For greater certainty, no interest shall accrue to, or be credited to, the Designated Participant on any amount payable under the Plan.

11.4
RSUs are not Shares and the grant of RSUs does not entitle a Designated Participant to any rights as a shareholder of the Company nor to any rights to the Shares or any securities of the Company.  Except as expressly provided for in Subsections 7.5 and 7.6, no holder of any RSU shall be entitled to receive and no adjustment shall be made for any Distributions or any other rights declared on the Shares.

11.5	The Company makes no representation or warranty as to the future market value of any RSUs or Shares granted or delivered in accordance with the provisions of the Plan.

11.6	a)
If the Company or any of its related entities shall be required to withhold any amounts by reason of any federal, provincial, state, local or other laws of any jurisdiction concerning taxes, social security contributions or other source deductions in connection with the grants, redemption, Distributions or other payments hereunder the Company or any such related entity may deduct and withhold such amount or amounts from any payment made by the Company or the related entity to a Designated Participant, whether or not such payment is made pursuant to this Plan.  In addition, or as an alternative to such withholding from payments, the Company or any related entity of the Company having a withholding obligation as described above may require a  Designated Participant, as a condition of the grant or redemption of an RSU, to pay to the Company or related entity, or to the Trust, as the case may be, an amount not exceeding the total of the withholding obligation of the Company or related entity arising in respect of the issuance or delivery of Shares or cash payment to the Designated Participant hereunder, or to reimburse the Company or the related entity for such amount.

(b)
If the Trustee shall be required to withhold any amounts by reason of any federal, provincial, state, local or other rules or regulations of any jurisdiction concerning taxes, social security contributions or other source deductions in connection with the redemption of RSUs, Distributions, distribution of Shares or other property or other payments hereunder, the Trustee may deduct and withhold such amount or amounts from any payment made by the Trustee to a Designated Participant.  In addition, or as an alternative to such withholding from payments, the Trustee may require a Designated Participant, as a condition of the redemption of an RSU, payment of Distributions, or distribution of Shares or other property pay to the Trustee an amount not exceeding the total of the withholding obligation of the Trustee arising in respect of the issuance or delivery of Shares or cash payment to the Designated Participant hereunder, or to reimburse the Trustee for such amount.

(c)
Under no circumstances shall the Company, any related entity or the Trustee be responsible for funding the payment of any tax or amount on account of social security or other source deductions on behalf of any Designated Participant or for providing any tax advice to any Designated Participant.

12.	Effective Date, Amendment and Termination

12.1	The Plan is effective as of March 16, 2011 and amended and restated as of October 25, 2012 and as of February 21, 2013 and as of February 20, 2014.

12.2
Except as set out below, the Board may (without Shareholder approval) amend, modify or terminate any outstanding RSU, including, but not limited to, substituting another award of the same or of a different type or changing the date of redemption; provided, however that, the Designated Participant’s consent to such action shall be required unless the Board determines that the action, when taken with any related action, would not materially and adversely affect the Designated Participant or is specifically permitted hereunder.

12.3
The Board may amend, suspend or terminate the Plan at any time.  No action by the Board to terminate the Plan pursuant to this Section 12 shall affect any RSUs granted pursuant to the Plan prior to such action.

12.4
In the event that the Plan is terminated, any assets, excluding the Shares (which are to be returned to treasury for cancellation in accordance with Subsection 4.3), but including any assets resulting from the exchange or replacement of the Shares in connection with a Take-over Bid or Business Combination, held by the Trustee that are not required to satisfy obligations to Designated Participants with respect to outstanding RSUs or to pay any tax liabilities applicable to the Trust, will be paid to a charity registered under the Income Tax Act (Canada) as the Company directs and no Designated Participant will have any right, title or interest in such assets.

RESTRICTED SHARE UNIT PLAN OF ELDORADO GOLD CORPORATION

SCHEDULE A

DESIGNATED PARTICIPANT’S AGREEMENT

1.	Agreement: This agreement (“Agreement”) has been entered into by Eldorado Gold Corporation (the “Company”) and the Designated Participant as defined below.

2.
Acknowledgment:  The Designated Participant acknowledges having received a copy of the Restricted Share Unit Plan as amended and/or restated from time to time (the “Plan”) and that he or she has read and understands the Plan  and agrees that the terms therein (including any amendments thereto since the date of grant) govern the grant hereunder.

3.	Grant: Subject to the terms and conditions of the Plan, the Company grants the Designated Participant the Restricted Share Units (“RSUs”) set out below on the terms and conditions set out below.

(a)	Name of Designated Participant: ______________ (the “Designated Participant”)

(b)	Date of grant: _______________

(c)	Number of RSUs: _______________

(d)	Vesting Terms: <@> [insert vesting terms]

(e)	Restricted Period: <@> [see paragraph 5.1(d) of Plan]

(f)	Other Terms: <@> [insert other terms if applicable]

4.	Representations: The Designated Participant acknowledges that the Company makes no representation or warranty as to the future value of any RSU granted in accordance with the provisions of the Plan.

5.
Withholding Obligations:  The Designated Participant acknowledges and agrees that the Company or a related entity of the Company or the Trustee may be required to withhold from the undersigned's cash compensation or entitlements under the Plan and remit to the Canada Revenue Agency or the tax agency of the country in which the Designated Participant resides or is otherwise subject to tax, income taxes, social security contributions and other required source deductions in respect of entitlements under the Plan.  Under no circumstances shall the Company, a related entity to the Company or Trustee be responsible for the payment of any tax, social security contributions or any other source deductions on behalf of any Designated Participant.

6.
Tax Advice:  The Designated Participant hereby acknowledges that the grant and redemption of RSUs may be subject to tax under applicable federal, provincial, state or other laws of any jurisdiction, that no representation has been made and he or she has not received any advice from the Company as to tax or legal ramifications of the grant or redemption of RSUs hereunder and that he or she has been advised to seek independent tax advice as he or she deems necessary.

7.
Consent to Use of Personal Information:  The Designated Participant agrees that the Company may collect and use personal information for any purpose that is permitted by law to be made without the consent of the Designated Participant, or is required by law, or by the by-laws, rules, regulations or policies or any regulatory organization governing the Company and  that the Company may further use or disclose such information for the following purposes:

(a)	to comply with securities and tax regulatory requirements;

(b)	to provide the Trustee with information needed to carry out its duties for the purposes of the Plan and under the trust agreement with the Trustee;

(c)	to provide the Designated Participant with information; and

(d)	to otherwise administer the Plan.

8.
Compliance with Laws and Policies:  The Designated Participant acknowledges and agrees that the undersigned will, at all times, act in strict compliance with any and all applicable laws and any policies of the Company applicable to the Designated Participant in connection with the Plan.

9.
Terms and Conditions:  This Agreement is subject to the terms and conditions set out in the Plan, and such terms and conditions are incorporated herein by this reference and agreed to by the Designated Participant.  In the case of any inconsistency between this Agreement and the Plan, the Plan shall govern.  Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.

Effective as of the _____ day of ___________________, 20____.

ELDORADO GOLD CORPORATION

Per:
Authorized Signatory

Acknowledged and Agreed to:

) ) )
Signature of Designated Participant	)	Signature of Witness
) ) )
Name and Title of Designated Participant	)	Name of Witness

RESTRICTED SHARE UNIT PLAN OF ELDORADO GOLD CORPORATION

SCHEDULE B

REDEMPTION NOTICE

To:           Eldorado Gold Corporation (the “Company”)

Attention:  Corporate Secretary

I hereby advise the Company that:

I wish the Company to redeem all the vested RSUs credited to the  account of ____________________ [insert name of Designated Participant] under the Company’s Restricted Share Unit Plan as amended from time to time (the “Plan”) on _________________ (insert Redemption Date, which shall be a date no earlier than 10 days after the date this Redemption Notice is received by the Company and not later than the earlier of the last day of the Restricted Period applicable to any vested RSU and the date of termination of my employment or engagement with the Company1.

I hereby acknowledge and agree that the redemption requested is subject to the terms and conditions set out in the Plan, and such terms and conditions are incorporated herein by this reference.  In the case of any inconsistency between this Notice and the Plan, the Plan shall govern.  Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.

Date	(Signature of Designated Participant or in the case of an Estate, the Designated Participant’s legal representative)

(Print Name of Designated Participant in Block Letters or in the case of an Estate, the Designated Participant’s legal representative and the name of the Designated Participant on whose behalf the legal representative is acting2)

1	The Redemption Date must comply with the Plan requirements. This form is not applicable to U.S. Designated Participants.
2	The signature of the legal representative is to be supported by the appropriate documents duly appointing the legal representative.